PROSPECTUS SUPPLEMENT To Prospectus Supplement dated February 27, 2024 (To Prospectus dated February 26, 2024)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-277365

AMERICAN STATES WATER COMPANY

$200,000,000

Common SHARES

This supplement (this “Supplement”) supplements the prospectus supplement, dated February 27, 2024 (the “Prospectus Supplement”), providing for the offer and sale of our common shares, no par value per share, having an aggregate offering price of up to $200,000,000 from time to time, in one or more transactions, to or through our Sales Agents, in accordance with the terms of the Equity Distribution Agreement. This Supplement should be read in conjunction with the Prospectus Supplement. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

This Supplement is being filed to reflect the amendment of the Equity Distribution Agreement pursuant to which the offering is being conducted (as amended, the “Equity Distribution Agreement”) to revise one of the Sales Agents named in the Prospectus Supplement and the Equity Distribution Agreement to replace Janney Montgomery Scott LLC with Huntington Securities, Inc.

Accordingly, the Prospectus Supplement is hereby amended to reflect the following change:

1.	Each reference to “Janney Montgomery Scott LLC” is hereby replaced with “Huntington Securities, Inc.” and each reference to “JMS” is hereby replaced with “Huntington”

Investing in our common shares involves risks. You should carefully read and consider the risk factors included in our reports filed with the Securities and Exchange Commission, in any applicable prospectus supplement and accompanying prospectus relating to a specific offering of common shares and in any other documents we file with the Securities and Exchange Commission. See the section entitled “Risks Factors” beginning on page S-7 of the Prospectus Supplement and page 6 of the accompanying prospectus, as well as those described in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission before buying our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this Supplement, the Prospectus Supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Wells Fargo Securities	Huntington Capital Markets	RBC Capital Markets	Siebert Williams Shank

The date of this Supplement is February 20, 2026